SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

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Check the appropriate box:
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      14a-6(e)(2))
  [X] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Object Design, Inc.
 ...............................................................................
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
 ...............................................................................
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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      4) Date Filed: ...........................................................

                             Object Design, Inc.

                              -------------------

                   Notice of Annual Meeting of Stockholders
                                 May 28, 1997

                              -------------------

   Notice is hereby given that the Annual Meeting of Stockholders of Object Design, Inc. (the "Company") will be held at the offices of the Company, 25 Mall Road, Burlington, Massachusetts, on Wednesday, May 28, 1997, beginning at 10:00 A.M., local time, for the following purposes:

   1. To consider and vote upon the election of one Class I director; and

   2. To transact such further business as may properly come before the Meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on Monday, March 31, 1997 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

                                        By Order of the Board of Directors,

                                        John D. Patterson, Jr.
                                        Secretary

Burlington, Massachusetts
April 23, 1997

                            YOUR VOTE IS IMPORTANT

        Please sign and return the enclosed proxy, whether or not you plan to attend the Meeting.

                               Object Design, Inc.
                                  25 Mall Road
                         Burlington, Massachusetts 01803
                                 (617) 674-5000

                               -------------------

                                 PROXY STATEMENT

                               -------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 28, 1997

   This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about April 23, 1997 in connection with the solicitation by the Board of Directors of Object Design, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company, to be held at the offices of the Company, 25 Mall Road, Burlington, Massachusetts, at 10:00 A.M. on Wednesday, May 28, 1997, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' directions. Stockholders are encouraged to vote on the matters to be considered. If no choice has been specified by a stockholder, however, the shares covered by any executed proxy will be voted as recommended by management. Any stockholder may revoke his proxy at any time before it has been exercised.

   The Board of Directors of the Company has fixed the close of business on Monday, March 31, 1997 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. At the close of business on the record date, there were issued and outstanding 26,872,567 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), entitled to cast 26,872,567 votes.

                        QUORUM AND TABULATION OF VOTES

   The By-Laws of the Company provide that a quorum at the Annual Meeting shall consist of a majority in interest of all stock issued and outstanding and entitled to vote at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. In general, votes withheld from any nominee for election as director, abstentions (if applicable) and broker "non-votes" (if applicable) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

   The affirmative vote of a plurality of the shares of Common Stock properly cast at the Annual Meeting will be necessary to elect the Class I director. Abstentions, votes "withheld" from director-nominees and broker "non- votes" will not be included in calculating the number of votes cast on such Proposal. Votes will be tabulated by the Company's transfer agent, Boston EquiServe.

                            ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes, one of which is elected each year at the Annual Meeting of Stockholders for a three-year term of office. A director holds office until the date of the third annual meeting following his election and thereafter until his successor is elected and qualified or until he sooner dies, resigns, is removed, or becomes disqualified. The terms of the Company's Class I directors (currently Gerald
B. Bay and

Tim R. Palmer) will expire immediately following the Annual Meeting. Class II directors (currently Arthur J. Marks and Steven C. Walske) will serve until 1998, and Class III directors (currently Robert N. Goldman and Scott Sperling) will serve until 1999.

   The Board of Directors has nominated Gerald B. Bay for re-election as a Class I director of the Company. If re-elected, Mr. Bay will serve until 2000. Tim R. Palmer has notified the Board of Directors that he does not intend to stand for re-election as a director of the Company. Mr. Bay has agreed to serve if elected, and the Company has no reason to believe that he will be unable to serve. In the event that Mr. Bay is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for such other nominee as is then designated by the Board.

   The Board of Directors recommends that you vote FOR the election of Gerald
B. Bay as a Class I director of the Company.

                       DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth certain information with respect to the executive officers and directors of the Company:

             Name                      Age                      Position
             ----                      ---                      --------
Robert N. Goldman  ................    47     President, Chief Executive Officer and Director
Justin J. Perreault ...............    34     Executive Vice President and Chief Operating Officer
Lacey P. Brandt ...................    39     Chief Financial Officer and Treasurer
Robert J. Potter ..................    43     Senior Vice President, Sales
John Parillo ......................    50     Vice President of Business Development and Indirect
                                              Channels
Brian W. Otis .....................    38     Vice President, Professional Services
Gregory A. Baryza  ................    49     Vice President, Product Development
Melissa Webster ...................    45     Vice President, Marketing
Gerald B. Bay(1) ..................    57     Director
Arthur J. Marks(2)(3) .............    52     Director
Tim R. Palmer(1) ..................    39     Director
Scott Sperling(2)  ................    39     Director
Steven C. Walske ..................    45     Director

----------
 (1) Member of the Audit Committee
 (2) Member of the Compensation Committee
 (3) Member of the Audit Committee, effective immediately following the Annual Meeting

   Mr. Goldman was elected President and Chief Executive Officer of the Company in November 1995. He has been a director of the Company since August 1995. Prior to joining the Company, Mr. Goldman was Chairman of Trinzic Corporation, a supplier of client/server development software, from 1992 to 1995. Trinzic was formed by a merger of AICorp and AION Corporation in 1992. From 1986 to 1992, Mr. Goldman served as President and Chief Executive Officer of AICorp, a supplier of artificial intelligence software. Mr. Goldman is a member of the Board of Directors of Citrix Systems, Inc., Intersolv Inc., Parametric Technology Corporation and Systemsoft Corporation.

   Mr. Perreault joined the Company as Executive Vice President and Chief Operating Officer in November 1995. From 1992 to 1995, Mr. Perreault was a Vice President with the Harvard Private Capital Group, Inc., which manages the direct investment portfolio of the Harvard University endowment fund and is a wholly-owned subsidiary of the President and Fellows of Harvard College. From May 1995 to December 1995, he served on the Board of Directors of the Company as the representative of the Harvard Private Capital Group, Inc. From 1990 to 1992, Mr. Perreault was a management consultant with McKinsey & Co., Inc. Mr. Perreault is a member of the Board of Directors of Kentek Information Systems, Inc.

   Ms. Brandt joined the Company as Chief Financial Officer in April 1996. From September 1995 to April 1996, Ms. Brandt served as Director of Finance, Controller and Treasurer of International Integration Incorporated, a systems integration company. From 1993 to September 1995, Ms. Brandt was Director of Investor Relations at Proteon, Inc., a data networking company. From 1991 to 1992, Ms. Brandt was Finance Manager at AICorp.

   Mr. Potter joined the Company as Vice President of Sales in 1990, and was appointed Senior Vice President of Sales in 1994.

   Mr. Parillo joined the Company as Vice President of Business Development and Indirect Channels in January 1997. From August 1995 to December 1996, Mr. Parillo was Vice President of Sales for the Americas at NAT Systems, a three-tier software development company. From January 1993 through June 1995, Mr. Parillo served as Vice President, Worldwide Sales of Cayenne Software, Inc., formerly Bachman Information Systems, an applications development software company. From 1989 to 1992, Mr. Parillo was Vice President and General Manager of Legent Corporation, a system software company.

   Mr. Otis joined the Company as Consulting Manager, Eastern Region in 1993 and was promoted to Vice President, Professional Services in June 1995. From 1987 to 1993, Mr. Otis was a management consultant with Coopers & Lybrand L.L.P.

   Mr. Baryza joined the Company as Director of Engineering Operations in 1993 and was promoted to Vice President, Product Development in August 1995. From 1988 to 1993, Mr. Baryza was employed in various management and technical positions at Stratus Computer, Inc., a computer manufacturer.

   Ms. Webster joined the Company as Vice President, Marketing in April 1996. From 1993 to December 1995, Ms. Webster was employed by UniSQL, a developer of database management software, most recently as Vice President of Marketing. From 1978 to 1993, Ms. Webster held a variety of positions at Information Builders, Inc., a developer of software languages and tools, including Vice President and General Manager, Digital Division.

   Mr. Bay has been a director of the Company since 1988. Since 1980, Mr. Bay has been a Managing Partner of The Vista Group, a venture capital firm. Mr. Bay served as interim President of the Company from August to November 1995.

   Mr. Marks has been a director of the Company since 1990. Since 1984, Mr. Marks has been a General Partner of New Enterprise Associates, a venture capital firm. Mr. Marks is a director of AMISYS Managed Care Systems, Inc., Platinum Software, Inc., NETRIX Corporation, and Progress Software Corporation.

   Mr. Palmer, a director of the Company since February 1996, has notified the Board of Directors that he does not intend to stand for re-election as a Class I director.

   Mr. Sperling has been a director of the Company since 1988. Since 1994, Mr. Sperling has been a Managing Director of the Thomas H. Lee Company, a private equity investment firm, and a General Partner of its affiliated equity funds. From 1984 to 1994, he was a Managing Partner of Harvard Private Capital Group, Inc. Mr. Sperling is a director of Beacon Properties Corp., Livent, Inc., The Learning Company, and General Chemical Group.

   Mr. Walske has been a director of the Company since 1994. Since 1994, Mr. Walske has been Chairman of the Board and Chief Executive Officer of Parametric Technology Corporation, a mechanical design automation software firm. From 1986 to 1994, Mr. Walske was President and Chief Executive Officer of Parametric Technology Corporation. Mr. Walske is a director of Synopsys, Inc., VideoServer, Inc. and Cascade Communications, Inc.

   Executive officers of the Company are elected annually by the Board of Directors and serve until the first meeting of the directors following the next annual meeting of stockholders and until their respective successors are duly elected and qualified. There are no family relationships among the directors and executive officers of the Company.

Committees and Meetings of the Board

   During the fiscal year ended December 31, 1996 ("fiscal 1996"), the Board met six times and acted by unanimous written consent seven times. No incumbent director attended fewer than 75% of the total number of meetings held by the Board and Committees of the Board on which he served.

   The Company has a Compensation Committee and an Audit Committee but does not have a nominating committee or other committee performing similar functions. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers the Company's stock option plans, its Employee Stock Purchase Plan and the 401(k) Plan. The members of the Compensation Committee currently are Messrs. Marks and Sperling. The Compensation Committee held no meetings during fiscal 1996 and acted six times by unanimous written consent during the year. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent accountants. The members of the Audit Committee currently are Messrs. Bay and Palmer. The Board has designated Mr. Marks to succeed Mr. Palmer as a member of the Audit Committee, effective immediately following the Annual Meeting. The Audit Committee met three times during fiscal 1996.

               REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors' Compensation

   Each non-employee director of the Company serves without compensation but is reimbursed, upon request, for expenses incurred in attending meetings of the Board of Directors. Directors who are employees of the Company are not paid any separate fees for serving as directors.

   Under the Company's 1996 Incentive and Nonqualified Stock Option Plan (the "1996 Stock Option Plan"), non-employee directors ("Outside Directors") of the Company receive automatic formula grants of nonqualified options. During 1996, each of Messrs. Bay and Marks was granted a nonqualified option to purchase 25,000 shares of Common Stock of the Company, vesting in equal installments on the first three anniversaries of the date of grant (provided that he then remains a director of the Company). Each new Outside Director elected to the Board will also automatically be granted, upon his or her initial election, a similar nonqualified option. Immediately following each annual meeting of stockholders of the Company or special meeting in lieu thereof, there will automatically be granted to each Outside Director re-elected at or remaining in office after such meeting a fully-vested nonqualified option to purchase 3,500 shares of Common Stock, provided that no such option will be granted to any Outside Director who at the time of the meeting holds any outstanding unvested option granted pursuant to the formula grant provisions of the 1996 Stock Option Plan, unless at least two annual meetings of stockholders of the Company or special meetings in lieu thereof have intervened between the closing of the Company's initial public offering in July 1996 (or, if later, the date of the initial election of such Outside Director) and the meeting following which such automatic grant would occur. Each additional nonqualified option granted to an Outside Director pursuant to this provision of the 1996 Stock Option Plan will expire on the tenth anniversary of the date of grant. The exercise price of each such nonqualified option will be equal to the fair market value of the Common Stock on the date the nonqualified option is granted.

Executive Compensation

   Summary Compensation Table. The following table provides certain summary information concerning compensation earned by the Company's President and Chief Executive Officer and the Company's four other most highly compensated executive officers who earned in excess of $100,000 during the fiscal year indicated (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company.

                          Summary Compensation Table

                                                                                Long Term
                                                                               Compensation
                                                Annual Compensation               Awards
                                       -------------------------------------   -----------
                                                                                               All Other
                                                               Other Annual     Securities      Compen-
                                                                  Compen-       Underlying     sation($)
 Name and Principal Position    Year   Salary ($)  Bonus ($)  sation ($)(1)    Options (#)        (2)
 -----------------------------  ----   ----------  ---------  ------------     -----------     ---------
Robert N. Goldman ...........   1996   $176,700   $131,650         --                 --         $487
  President and                 1995     47,726        --          --          2,300,000          484
  Chief Executive Officer(3)
Justin J. Perreault  .......    1996    148,800     30,600         --                 --          410
  Executive Vice President      1995     22,759         --         --            460,000          421
  and Chief Operating
  Officer(4)
Robert J. Potter  ..........    1996    285,755         --         --            130,000          640
  Senior Vice President,        1995    269,092         --         --             80,000          583
  Sales(5)
Brian W. Otis  .............    1996    160,984     29,725         --            100,000          344
  Vice President, Professional  1995    164,508         --         --             54,000          228
  Services(6)
Gregory A. Baryza ..........    1996    107,470     19,044         --             65,000          296
  Vice President, Product       1995    114,885         --         --             65,000          284
  Development

----------
(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted because in each case the aggregate amount of such perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the executive's total annual salary and bonus.

(2) Consists solely of premiums paid on behalf of the named executives for excess life insurance coverage.

(3) Mr. Goldman's 1995 annual compensation includes $20,700 paid to him for his services as a consultant to the Company prior to his becoming an employee of the Company in November 1995. Mr. Goldman's 1995 salary was $176,700 on an annualized basis.

(4) Mr. Perreault joined the Company as an employee in November 1995. Mr. Perreault's 1995 salary was $148,800 on an annualized basis.

(5) Mr. Potter's annual compensation in 1995 included a $6,000 automobile allowance. Amounts shown as salary for 1995 and 1996 include $173,617 and $198,955 of sales-based commissions, respectively.

(6) Mr. Otis's annual compensation in 1995 included a $6,000 automobile allowance. Amounts shown as salary for 1995 and 1996 include $73,656 and $35,185 of sales-based commissions, respectively.

   Option Grants in Last Fiscal Year. The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted by the Company during fiscal 1996.

                      Option Grants in Last Fiscal Year

                                             Individual Grants                          Potential Realizable
                       ---------------------------------------------------------------    Value at Assumed
                                              Percent of                                   Annual Rate of
                                             Total Options                                  Stock Price
                      Number of Securities    Granted to    Exercise                        Appreciation
                           Underlying          Employees      Price                     for Option Term (1)
                       Options Granted (#)     in Fiscal     ($/SH)      Expiration   -----------------------
         Name                  (2)             Year (3)        (4)          Date         5%($)       10%($)
         ----         -------------------      --------     --------     ----------      -----       ------
Robert N. Goldman  ...          --                --            --           --            --          --
Justin J. Perreault .           --                --            --           --            --          --
Robert J. Potter .....       130,000              8.9%        $2.00     April 10, 2006  $163,516    $414,370
Brian W. Otis .........      100,000              6.9%         2.00     April 10, 2006   125,775     318,746
Gregory A. Baryza  ...        65,000              4.4%         2.00     April 10, 2006    81,752     207,184

----------
(1) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the price of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executive Officers. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

(2) Represents shares of Common Stock issuable upon exercise of incentive stock options granted under the 1989 Incentive and Non-Qualified Stock Option Plan. Such options were granted on April 11, 1996 and vest as follows: 12.5% of the total number of shares six months after their date of grant, 12.5% twelve months after their date of grant and an additional 6.25% at the end of each three-month period thereafter until the options are fully vested.

(3) The Company granted to employees options to purchase an aggregate of 1,444,950 shares of Common Stock in fiscal 1996 pursuant to the following plans: 1,102,550 options pursuant to the 1989 Incentive and Non-Qualified Stock Option Plan, 20,000 options pursuant to the 1995 Non-Qualified Stock Option Plan, and 322,400 options pursuant to the 1996 Incentive and Non-Qualified Stock Option Plan.

(4) All options were granted at fair market value as determined by the Compensation Committee on the date of grant. The Compensation Committee determined the market value of the Common Stock based on various factors, including the illiquid nature of an investment in the Common Stock, the Company's historical financial performance and the Company's future prospects.

   Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning stock options exercised during fiscal 1996 and stock options held as of December 31, 1996 by each of the Named Executive Officers.


               Aggregated Option Exercises in Last Fiscal Year
                      and Fiscal Year-End Option Values

                                                           Number of Securities              Value of Unexercised
                                                          Underlying Unexercised                 in-the-Money
                                                                Options at                    Options at Fiscal
                         Shares                               Fiscal Year-End                  Year-End ($) (2)
                        Acquired                      -------------------------------- --------------------------------
                           On             Value                        Unexercisable                    Unexercisable
         Name         Exercise (#)  Realized ($)(1)  Exercisable (#)        (#)        Exercisable ($)       ($)
         ----         -----------   --------------   ---------------   -------------   --------------- ----------------
Robert N. Goldman  ...  2,300,000           --              --               --              --               --
Justin J. Perreault .     460,000           --              --               --              --               --
Robert J. Potter .....     50,000        $32,500         123,750          171,250        $1,303,963       $1,646,788
Brian W. Otis .........     --              --            34,918          119,082           349,849        1,126,951
Gregory A. Baryza  ...      --              --            33,334           96,666           340,270          939,481

----------
(1) Prior to July 23, 1996, there was no public trading market for the Common Stock; accordingly, value realized upon exercise of options prior to that date is based on the fair market value of the Common Stock on the exercise date, as determined by the Board of Directors, less the applicable option exercise price (which was equal to the fair market value at the time of exercise of Messrs. Goldman and Perreault's options, which had been granted only six months earlier).

(2) Value is based on the last sale price of the Common Stock ($11.00 per share) on December 31, 1996 as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

Employment Agreements

   In November 1995, the Company executed employment agreements with Robert
N. Goldman and Justin J. Perreault. The Company agreed to employ Messrs. Goldman and Perreault as President and Chief Executive Officer of the Company and Executive Vice President and Chief Operating Officer of the Company, at annual salaries of $190,000 and $160,000, respectively. In connection with an expense reduction program implemented by the Company in late 1995, the salaries of its executive officers, including Messrs. Goldman and Perreault, were voluntarily reduced. Messrs. Goldman and Perreault received salaries at the rate of $176,700 and $148,800 per year, respectively, during 1996. For 1997, Mr. Goldman's annual salary was increased to $200,000, and Mr. Perreault's annual salary was restored to $160,000. If the employment of the officer is terminated by the Company for any reason other than just cause, death or permanent disability, the agreements require the Company to continue to pay the officer's salary for a period of twelve months, in the case of Mr. Goldman, or six months, in the case of Mr. Perreault, after such termination, offset by any amounts received by the officer from subsequent employment during such period.

   In connection with their employment, these officers and all other executive officers of the Company have also executed the Company's standard Non-Competition, Non-Disclosure and Developments Agreement (the "Non-Competition Agreement"). This agreement contains covenants prohibiting the improper disclosure of confidential information at any time, as well as provisions assigning to the Company all inventions made or conceived by the officer during his employment with the Company. Each officer agreed with the Company that, with certain exceptions, until one year after the termination of his employment with the Company, he would not participate in any capacity in any business activities competitive with those of the Company. Each officer further agreed not to participate in any capacity in soliciting the business of any customers or the services of any employees of the Company during such one-year period.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee established by the Board of Directors currently consists of two non-employee directors, Arthur J. Marks and Scott Sperling. Prior to the Company's initial public offering in July 1996, the entire

Board of Directors performed the functions of the Compensation Committee. Of the members of the Board of Directors who served during the first seven months of 1996, Robert N. Goldman, Gerald B. Bay, Justin J. Perreault and Thomas M. Atwood also were executive officers or employees of the Company during all or a portion of such period. Except as set forth below, no executive officer of the Company served during 1996 on the Board of Directors or compensation committee of any entity, one of whose executive officers also served on the Board of Directors or Compensation Committee of the Company. During 1996, Mr. Goldman, the Company's Chairman of the Board, President and Chief Executive Officer, served as a director of Parametric Technology Corporation, of which Steven C. Walske, a director of the Company, is Chairman of the Board and Chief Executive Officer. Mr. Goldman also served as a member of the compensation committee of Parametric Technology Corporation during 1996.

Compensation Committee Report on Executive Compensation

   The Compensation Committee of the Board of Directors determines the remuneration and benefits of the Company's executive officers and other senior management, administers the Company's stock option plans and Employee Stock Purchase Plan and makes determinations with respect to the granting of stock options, and acts in an advisory capacity to the Board of Directors concerning other compensation issues.

Compensation Policy

   The Compensation Committee's policy with respect to compensation of the Company's Chief Executive Officer and other executive officers includes several elements: (i) the payment of competitive base salaries so as to attract and retain highly qualified personnel, (ii) the use of incentive compensation in the form of cash bonuses to reward the achievement of Company financial goals, measured generally by earnings per share, and of individual performance goals, including financial objectives such as achievement of budgeted expense and profitability levels, as well as technical and market development goals, (iii) in appropriate instances, the payment of sales-based commissions to reward contributions to revenue growth, and (iv) the granting of stock options to maintain competitive levels of total compensation to assist the Company in recruiting and retaining personnel, as well as to align management's interests with those of shareholders and to motivate executives to pursue the long-term success of the Company. The Committee intends that the Company's executive compensation policies be straightforward, easily communicated to and understood by employees and shareholders, and structured so that the achievement of Company and individual goals can readily be measured.

Base Salaries

   Competitive base salaries are established through the use of published industry surveys and targeted peer company surveys that examine the compensation practices of other companies in the software industry as well as of other high technology companies in the relevant geographic area that might compete with the Company in hiring or retaining strong performers. The Committee, utilizing the collected data and applying the members' collective experience in recruiting and managing in a technical environment, seeks to establish base salaries that take into account not only competitive factors but also the breadth of experience and recent individual performance of the executive. The Committee's objective is not to determine compensation levels, in general or for specific positions, by seeking to achieve a specific percentile rank in comparison to competitors or peers, but rather to fix compensation levels on a case-by-case basis guided by management's recommendations and the Committee members' experience and judgment.

   Base salaries for the Company's President and Chief Executive Officer,
Robert N. Goldman, and its Executive Vice President and Chief Operating
Officer, Justin J. Perreault, were established at $190,000 and $160,000, respectively, under employment agreements entered into in November 1995 when Messrs. Goldman and Perreault were recruited to join the Company. In connection with the expense reduction program implemented by the Company in late 1995, the salaries of all its executive officers, including Messrs.
Goldman and Perreault, were voluntarily reduced. As a result, Messrs. Goldman and Perreault received base salaries at the rate of $176,600 and $148,800 per year, respectively, during 1996. In addition, the compensation of Brian W. Otis, the Company's Vice President, Professional Services, was restructured to include commissions in his base salary in order to focus his efforts on successful customer deployments rather than sales revenue generating activities.

Incentive Compensation

   In establishing executive bonus levels, the Compensation Committee begins by reviewing management's annual strategic and financial plan, as approved by the Board at the beginning of the year, including Company financial goals and individual performance goals proposed by the Company's Chief Executive Officer. The bonus for which an executive officer (other than the Chief Executive Officer) is eligible is established at this time, and is a percentage, generally ranging from 15% to 60%, of his annual base salary. The percentage of this amount, if any, awarded as a bonus at the end of the year is determined by reference to both the Company's and the executive's performance. The Chief Executive Officer's bonus is determined based on the attainment of goals jointly developed and agreed upon between the Chief Executive Officer and the Committee, and is not fixed as a specific percentage of his base salary.

   At the beginning of the year, the Chief Executive Officer presents to the Committee an analysis of the performance of the individual executives against the overall corporate financial goals and then personal goals, together with his recommendations concerning specific management bonuses. After reviewing these recommendations, the Committee determines whether, and in what amounts, to award bonuses for the Chief Executive Officer and other executive officers. For 1996, Mr. Goldman received a bonus of $125,000, in recognition of his role in returning the Company to profitability, in the Company's attainment of strategic goals, including its new focus on the Internet, and in its successful initial public offering. In addition, due to their contributions to the Company's return to profitability and its refocusing on the Internet, certain of the Company's other executive officers received cash bonuses ranging from $19,000 to $30,000, constituting from 60% to 100% of the target amounts established at the beginning of the year.

Stock Options

   The Compensation Committee believes that stock option grants are an important element of the Company's executive compensation program, not only to enable the Company to compete effectively in recruiting and retaining employees but also in order to align the interests of management with those of the Company's stockholders. In granting options, the Committee considers, among other factors, competitive conditions, the executive's experience, responsibilities and performance, the sizes of other individual grants and the total number of options outstanding. Option grants are awarded to all executive officers at the time they are hired, and additional options may be granted thereafter based upon specific individual or corporate achievements. In 1996, each executive officer of the Company (other than Messrs. Goldman and Perreault, who received substantial grants upon joining the Company in November 1995) was awarded stock options.

Policy Regarding Section 162(m) of the Internal Revenue Code

   Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the Chief Executive Officer and the four most highly compensated officers of the Company (other than the Chief Executive Officer) in any fiscal year, unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance. The base salaries and bonuses of the Company's individual executive officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit, and options under the Company's 1996 Incentive and Nonqualified Stock Option Plan are intended to qualify as performance-based compensation.

                                        The Compensation Committee

                                        Arthur J. Marks
                                        Scott Sperling

Performance Graph

   The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies and a published industry index, the Hambrecht & Quist Technology Index. The cumulative stockholder returns for shares of the Company's Common Stock and for the market and industry indexes are calculated assuming $100 was invested on July 23, 1996, the date on which the Company's Common Stock commenced trading on the Nasdaq National Market. The Company paid no cash dividends during the periods shown. The performance of the market and industry indexes is shown on a total return (dividends reinvested) basis.

[Tabular Representation of Line Chart]
COMPARISON OF 5 MONTH CUMULATIVE TOTAL RETURN
AMONG OBJECT DESIGN, INC., THE NASDAQ STOCK MARKET-US INDEX
AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                                07/23/96        09/96          12/96
                                --------        -----          -----
OBJECT DESIGN, INC.               100            230            168
HAMBRECHT & QUIST TECHNOLOGY      100            106            112
NASDAQ STOCK MARKET-U.S.          100            104            109

                             CERTAIN TRANSACTIONS

Relationship with International Business Machines Corporation

   In April 1993, the Company entered into certain business agreements (the "IBM Agreements") with International Business Machines Corporation ("IBM"). IBM is the beneficial owner of approximately 12% of the Company's outstanding Common Stock. The IBM Agreements permitted IBM to develop and market products in which the Company's ObjectStore database is embedded in return for the payment by IBM of royalties at a rate lower than that customarily imposed by the Company. The IBM Agreements also imposed mutual obligations of confidentiality on the Company and IBM, and included a source code escrow agreement under which IBM, in certain circumstances, could receive a copy of the source code for certain of the Company's products. The IBM Agreements also provided a framework for the parties to perform joint development projects from time to time through individually negotiated agreements regarding the development of new or derivative products, specifying the work to be performed by each party, payments to be made in connection with such work and the ownership of the completed product. Under the terms of the IBM Agreements, either party had the option (the "Break-Up Option") of terminating certain of the IBM Agreements and modifying the terms of certain others upon nine months' advance notice. On March 5, 1996, the Company exercised the Break-Up Option by giving written notice to IBM. Upon the effectiveness of the Break-Up Option, the rate of royalties paid to the Company by IBM for ObjectStore-based products increased substantially, IBM was no longer entitled to a discount on training and consulting services provided by the Company and the Company's joint development and joint marketing efforts with IBM were curtailed. During 1996, the Company's revenues attributable to IBM were $2.7 million and constituted 7% of the Company's total revenues.

Loans to Executive Officers

   In 1994, the Company loaned to Robert J. Potter, the Senior Vice President, Sales, of the Company, an aggregate of $200,000 pursuant to two $100,000 full recourse promissory notes dated April and November 1994 and bearing interest at rates of 5.88% and 7.45% per annum. The notes are due in April and November 1998, respectively, and will bear interest at 18.0% per annum or, if lower, the highest legal rate of interest, if not paid when due. The notes were originally collateralized by the pledge to the Company of an aggregate of 50,000 shares of Common Stock owned by Mr. Potter. On February 20, 1997, the Company released these shares from the pledge in exchange for an agreement by Mr. Potter to pledge to the Company 50,000 shares of Common Stock issuable upon the exercise of certain stock options granted to him on May 3, 1990. The shares of Common Stock acquired upon exercise of these options will be subject to the pledge. Upon any sale of all or part of such acquired shares, any amount realized by Mr. Potter in excess of his selling and tax expenses in connection with the sale must be paid to the Company and applied to this indebtedness.

   In April 1996, in connection with the exercise by Robert N. Goldman, the President and Chief Executive Officer of the Company and by Justin J. Perreault, the Executive Vice President and Chief Operating Officer of the Company, of stock options granted to them under the Company's 1995 Nonqualified Stock Option Plan, to purchase 2,300,000 and 460,000 shares of Common Stock, respectively, the Company loaned to Mr. Goldman and to Mr. Perreault $572,700 and $114,540, respectively. The loan to each executive was at an interest rate of 7.0% per annum and was pursuant to a full recourse promissory note due upon the earlier of (i) April 1, 2001 and (ii) the date the executive's employment with the Company terminates for any reason. Each loan was originally secured by a pledge to the Company of all the shares of Common Stock acquired upon exercise of the option. On January 29, 1997 the Company released 2,048,950 and 409,790 shares from Messrs. Goldman's and Perreault's pledges, respectively, with 251,050 shares and 50,210 shares, respectively, remaining pledged to secure the outstanding amount of principal and interest of the loans to Messrs. Goldman and Perreault, respectively.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1997 by
(i) each person or group known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors and director nominees; (iii) the Named Executive Officers and (iv) all directors, director nominees and executive officers of the Company as a group. The information as to each person has been furnished by such person.

                                                                   Shares Beneficially
                                                                        Owned (1)
                                                                   --------------------
              Name and Address of Beneficial Owners                 Number      Percent
              -------------------------------------                 ------      -------
Aeneas Venture Corporation  ......................................  4,373,303   16.3%
  c/o Harvard Management Company
  600 Atlantic Avenue, 26th Floor
  Boston, MA 02210
International Business Machines Corporation  .....................  3,323,746    12.4
  Old Orchard Road
  Armonk, NY 10504
Vista III, L.P. (2) ..............................................  3,098,229    11.5
  The Vista Group
  c/o Palmeri Fund Administrators, Inc.
  700 Godwin Avenue, Suite 110
  Midland Park, NJ 07432
Robert N. Goldman  ...............................................  2,300,000     8.5
  Object Design, Inc.
  25 Mall Road
  Burlington, MA 01803
New Enterprise Associates V, Limited Partnership (3) .............  1,806,356     6.8
  1119 St. Paul Street
  Baltimore, MD 21202
Orien I, L.P (4).  ...............................................  1,420,492     5.3
  315 Post Road West
  Westport, CT 06990
Justin J. Perreault ..............................................    460,000     1.7
Robert J. Potter (5)  ............................................    146,000      *
Gregory A. Baryza (6) ............................................     44,666      *
Brian W. Otis (7)  ...............................................     31,415      *
Gerald B. Bay (8)  ...............................................  3,098,229    11.5
Steven C. Walske (9)  ............................................     27,000      *
Arthur J. Marks (10)  ............................................  1,806,356     6.8
Tim R. Palmer (11) ...............................................  4,373,303    16.3
Scott Sperling (12) ..............................................     15,000      *
All directors and executive officers as a group (13 persons)  .... 12,351,969    45.9

------------------
* Less than one percent.

 (1) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table. Amounts shown for each stockholder include shares subject to stock options exercisable within 60 days of the date of this table. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group. As of March 31, 1997, there were 26,872,567 shares of Common Stock outstanding.

 (2) Information based on a Schedule 13G filed on or about February 11, 1997 on behalf of Vista III, L.P. ("Vista"), Vista III Partners, L.P. ("Vista III Partners"), Philips Venture Fund I, L.P. ("Philips Venture Fund"), Vista Ventures Partners II, L.P. ("Vista Ventures Partners") and Gerald
     B. Bay, Edwin Singer, John F. Tomlin and Robert P. Cummings (collectively, the "Investing General Partners"). Includes 2,442,184 shares of Common Stock owned of record by Vista III (the "Vista Shares") and 656,045 shares of Common Stock owned of record by Philips Venture Fund (the Philips Shares). The sole general partner of Vista III is Vista III Partners, the voting and investment decisions of which are controlled by the Investing General Partners. As a result, Vista III Partners and the Investing General Partners may be deemed to share beneficial ownership of the Vista Shares. The sole general partner of Philips Venture Fund is Vista Ventures Partners, the voting and investment decisions of which are also controlled by the Investing General Partners. As a result, Vista Ventures Partners and the Investing General Partners may be deemed to share beneficial ownership of the Philips Shares. As a result of affiliate relationships among Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners and the Investing General Partners, each of them may be deemed to own beneficially both the Vista Shares and the Philips Shares. However, each of them (other than Vista III and Philips Venture Fund) disclaims any beneficial ownership of the Company's Common Stock, Vista III disclaims beneficial ownership of the Philips Shares and Philips Ventures Fund disclaims beneficial ownership of the Vista Shares.

 (3) Information based on a Schedule 13G filed on or about February 14, 1997 on behalf of New Enterprise Associates V, Limited Partnership ("NEA V") and Frank A. Bonsal, Jr., Nancy L. Dorman, C. Richard Kramlich, Arthur
     J. Marks, Thomas C. McConnell and Charles W. Newhall III (collectively, the "General Partners"). Represents shares owned of record by NEA V. NEA Partners V is the sole general partner of NEA V, and the General Partners are the general partner of NEA Partners V. As a result, each of NEA Partners V and the General Partners may be deemed to own beneficially the shares. However, NEA Partners V and the General Partners disclaim beneficial ownership of the shares.

 (4) Information based on a Schedule 13G filed on or about February 13, 1997 on behalf of Orien I, L.P. ("Orien I"), Orien Partners, L.P. ("Orien Partners") and George Kalan ("Kalan"). Represents shares owned of record by Orien I. Orien Partners is the general partner of Orien I, and Kalan is the general partner of Orien Partners. As a result, each may be deemed to have shared voting and investment power with respect to the shares. However, each of Orien Partners and Kalan disclaims beneficial ownership of the shares, except to the extent of their respective pecuniary interests therein.

 (5) Includes 146,000 shares subject to stock options exercisable within 60 days of March 31, 1997. Does not include 199,000 shares subject to stock options not exercisable within 60 days of March 31, 1997.

 (6) Includes 44,666 shares subject to stock options exercisable within 60 days of March 31, 1997. Does not include 85,334 shares subject to stock options not exercisable within 60 days of March 31, 1997.

 (7) Includes 31,415 shares subject to stock options exercisable within 60 days of March 31, 1997. Does not include 122,585 shares subject to stock options not exercisable within 60 days of March 31, 1997.

 (8) Represents the 2,442,184 Vista Shares and the 656,045 Philips Shares. Mr. Bay disclaims beneficial ownership of these shares. See Note (2). Does not include 200,000 shares subject to stock options held by Mr. Bay which are not exercisable within 60 days of March 31, 1997.

 (9) Includes 27,000 shares subject to stock options exercisable within 60 days of March 31, 1997. Does not include 35,000 shares subject to stock options not exercisable within 60 days of March 31, 1997.

(10) Represents 1,806,356 shares (the "NEA V Shares") owned of record by NEA V and 55,614 shares (the "Silverado I Shares") owned of record by The Silverado Fund I, Limited Partnership ("Silverado I"). As a general partner of NEA Silverado Partners, Limited Partnership, which is the general partner of Silverado I, Mr. Marks may be deemed to share beneficial ownership of the Silverado I shares. However, Mr. Marks disclaims beneficial ownership of both the NEA V Shares and Silverado I Shares. See Note (3). Does not include 25,000 shares subject to stock options held by Mr. Marks which are not exercisable within 60 days of March 31, 1997.

(11) Represents shares held by Aeneas Venture Corporation. Mr. Palmer is a Managing Director of Harvard Private Capital Group, Inc., an affiliate of Aeneas Venture Corporation. Mr. Palmer disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(12) Includes 15,000 shares subject to stock options exercisable within 60 days of March 31, 1997. Does not include 35,000 shares subject to stock options not exercisable within 60 days of March 31, 1997.

                                 ACCOUNTANTS

   The Company has appointed Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1997. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

   Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 1996 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 1996, or written representations that Form 5 was not required, the Company believes that all
Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner, except that each of Lacey P. Brandt, Gerald B. Bay and Arthur J. Marks inadvertently failed to timely file a Notice on Form 4, in each case with respect to a single transaction.

                                 SOLICITATION

   No compensation will be paid by any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain instances, be made personally or by telephone by directors, officers and certain employees of the Company. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.

                            STOCKHOLDER PROPOSALS

   Stockholder proposals for inclusion in the proxy materials related to the 1998 Annual Meeting of Stockholders or special meeting in lieu thereof must be received by the Company at its executive offices no later than Wednesday, December 24, 1997.

   In addition, the Company's By-Laws provide that a stockholder must give written notice to the Company not less than sixty days prior to the scheduled annual meeting describing any proposal to be brought before such Meeting, even if such item is not to be included in the Company's proxy statement relating to such Meeting. Such procedural requirements are fully set forth in
Section 3 of the Company's By-Laws. To bring an item of business before the 1998 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of the Company no later than Friday, March 27, 1998.

                                MISCELLANEOUS

   The Board does not intend to present to the Annual Meeting any business other than the proposals listed herein, and the Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any other business which properly may be presented for action at the Annual Meeting. If any other business should come before the Annual Meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                            AVAILABLE INFORMATION

   Stockholders of record on March 31, 1997 will receive, in addition to this Proxy Statement, the Company's Annual Report to Stockholders for the year ended December 31, 1996, which contains detailed financial information concerning the Company. The Company will mail, without charge, a copy of the Company's Annual Report on Form 10-K (excluding exhibits) to any stockholder solicited hereby who requests it in writing. Please submit any such written request to Ms. Lacey P. Brandt, Chief Financial Officer, Object Design, Inc., 25 Mall Road, Burlington, Massachusetts 01803.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF OBJECT DESIGN, INC.
                A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH
            THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY
        SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.






                Please complete and return the proxy card below.


                                  DETACH HERE                              OBJF


PROXY

                               OBJECT DESIGN, INC.

                    Proxy for Annual Meeting of Stockholders
                           to be held on May 28, 1997


The undersigned stockholder of Object Design, Inc. (the "Company"), revoking all prior proxies, hereby appoints Robert N. Goldman, Justin J. Perreault and Lacey
P. Brandt, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual meeting of Stockholders to be held at the offices of the Company, 25 Mall Road, Burlington, Massachusetts 01803, on Wednesday, May 28, 1997, beginning at 10:00 a.m., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting dated April 23, 1997 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Annual Meeting or any adjournments thereof. Attendance of the undersigned at the Annual Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR SUCH PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

                                                                 --------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                                      SIDE
                                                                 --------------

                                  DETACH HERE                              OBJl


[X] Please mark
    votes as in
    this example.


          1. To elect Gerald B. Bay as a
             Class I Director of the Company.

               FOR            WITHHELD

               [ ]               [ ]


Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

Please sign exactly as name(s) appear(s) on stock certificate. If shares are held by joint tenants, both should sign. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


MARK HERE FOR ADDRESS
CHANGE AND NOTE AT LEFT          [ ]

MARK HERE IF YOU PLAN TO
ATTEND THE ANNUAL MEETING        [ ]


Signature:                Date:          Signature:                Date:
          --------------       --------            --------------       --------